Exhibit 21

Operating Subsidiaries of the Company

1.    Carey Agri International Poland Sp. z o.o., a limited liability company organized under the laws of Poland.

2.    Multi Trade Company Sp. z o.o., a limited liability company organized under the laws of Poland.

3.    Piwnica Wybornych Win Sp. z o.o., a limited liability company organized under the laws of Poland.

4.    Polskie Hurtownie Alkoholi Sp. z o.o., a limited liability company organized under the laws of Poland.

5.    Astor Sp. z o.o., a limited liability company organized under the laws of Poland.

6.    Damianex S.A., a corporation formed under the laws of Poland.

7.    Agis S.A., a corporation formed under the laws of Poland.

8.    Onufry S.A., a corporation formed under the laws of Poland.